EXHIBIT 23.4


               CONSENT OF YOAV MARK LEWIS, INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860, 333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI
Telecom Ltd. of our report dated 24/01, 2003 with respect to the financial statements of ECI Telecom Ltd. as at December 31, 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K.

         Yoav Mark Lewis
         Chartered Accountants
         /s/ Yoav Mark Lewis

         02/06/03